EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE

CROSS COUNTRY HEALTHCARE REPORTS THIRD QUARTER 2008 RESULTS

BOCA RATON, Fla. – November 3, 2008 – Cross Country Healthcare, Inc. (Nasdaq: CCRN) today reported revenue of $178.1 million in the third quarter ended September 30, 2008, a 4% decrease from revenue of $185.1 million in the prior year quarter.  Net income for the third quarter of 2008 was $6.2 million, or $0.20 per diluted share, compared to net income of $7.0 million, or $0.22 per diluted share in the prior year quarter.  Cash flow from operations for the third quarter of 2008 was $13.8 million.

For the nine months ended September 30, 2008, the Company generated revenue of $528.3 million and net income of $18.4 million, or $0.59 per diluted share.  This compares to revenue of $536.6 million and net income of $17.3 million, or $0.53 per diluted share, in the first nine months of the prior year.  Cash flow from operations for the first nine months of 2008 was $40.9 million.

“While we generated strong cash flow, improved our gross profit margin and further diversified our revenue mix with the acquisition of the locum tenens (temporary physician staffing) business of MDA Holdings, Inc. (MDA) during the third quarter, the overall environment in which we operate deteriorated significantly,” said Joseph A. Boshart, President and Chief Executive Officer of Cross Country Healthcare.  “Demand, booking activity and volume in our travel nurse staffing business weakened, in large part, due to hospital clients being increasingly reluctant to commit to a contract nurse most often citing low patient census and budget reductions for their hesitation.  Our other businesses also experienced similar reluctance on the part of clients to commit.  Nonetheless, our newly acquired temporary physician staffing business continued its year-over-year growth due to greater demand for physicians as they are revenue generators for hospitals and physician practice groups,” Mr. Boshart said.

“Although our near-term expectations are disappointing to me, and I’m sure to our shareholders, Cross Country Healthcare remains on very sound financial footing with a prudent level of debt and cash flow well in excess of what is required to operate our business on a day-to-day basis.  Given the general tone and uncertainty of the economy, including a further weakening of labor markets, our operations teams will be focused on continuing to provide a high-level of service to our healthcare facility customers and the healthcare professionals that look to us for assignment opportunities.  Meanwhile, our management team will be focused on fundamentals such as cost control and continuing to de-lever our balance sheet using our strong cash flow.  I would like to add that over our history, we have managed through several industry down-turns – and we have always generated positive quarterly earnings.  Moreover, consistent with our strategy that we have communicated for the past several quarters, with the MDA acquisition we successfully diversified into a sector of our industry that has shown consistent growth over the past decade,” added Mr. Boshart.

Nurse and Allied Staffing

For the third quarter of 2008, the nurse and allied staffing business segment (travel and per diem nurse and travel allied staffing) generated revenue of $128.9 million, a 12% decline from the prior year quarter.  The decrease reflected a 13% decline in staffing volume from the prior year quarter that was partially offset by a 2.4% year-over-year increase in the travel nurse staffing hourly bill rate.

Contribution income (defined as income from operations before depreciation, amortization and corporate expenses not specifically identified to a reporting segment) was relatively flat at $14.3 million in the third quarters of both 2008 and 2007.  For the third quarter of 2008, the Company experienced continued expansion of the bill-pay spread and favorable insurance expenses.  However, these improvements were essentially offset by the impact of lower staffing volume.

For the first nine months of 2008, segment revenue decreased 7% to $402.2 million from $433.5 million in the same period a year ago, while contribution income increased 4% to $41.1 million from $39.4 million in the prior year period.

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Physician Staffing

For the third quarter of 2008, physician staffing generated revenue of $10.8 million and $0.9 million in contribution income since the Company’s acquisition of MDA on September 9, 2008.  Pro-forma for the current quarter, physician staffing days filled increased 4% from the prior year quarter to 28,190 and revenue per day filled increased 8% to $1,584.

Physician staffing days filled is derived by dividing the physician staffing hours filled during the respective period by 8 hours.  Revenue per day filled represents segment revenue divided by the number of days filled for the respective period.

Clinical Trials Services

For the third quarter of 2008, the clinical trials services segment generated revenue of $25.4 million, a decrease of 3% from the prior year quarter due primarily to a decline in the drug safety business from the prior year quarter related to a specific client.  Contribution income decreased 26% in the third quarter of 2008 to $3.8 million from the same quarter of 2007 primarily due to a reduction in contribution from the drug safety business.

For the first nine months of 2008, segment revenue increased 15% to $75.2 million from $65.4 million in the same period a year ago, while contribution income increased 13% to $11.9 million from $10.6 million in the prior year period.

Other Human Capital Management Services

For the third quarter of 2008, the other human capital management services business segment (education and training and retained search) generated revenue of $13.0 million, a 2% decrease from the same quarter in the prior year, reflecting lower revenue generated by the education and training business that was partially offset by higher revenue in the retained search business.  Segment contribution income decreased 3% to $1.6 million in the third quarter of 2008 from the prior year quarter, reflecting a decline in contribution from the retained search business that was mostly offset by an increase in contribution from the education and training business.

For the first nine months of 2008, segment revenue increased 7% to $40.1 million from $37.6 million in the same period a year ago, while contribution income increased 6% to $6.1 million from $5.7 million in the prior year period.

Debt Repayments/Borrowings

In conjunction with the MDA acquisition, the Company entered into an amended and restated $200.0 million syndicated credit facility with Wachovia Capital Markets, LLC and certain of its affiliates, Banc of America Securities, LLC, and certain other lenders.  Pursuant to this financing, the Company amended and kept in place its existing $75.0 million revolving credit facility and entered into a new $125.0 million 5-year term loan, from which the proceeds were used to finance the acquisition and to pay-down approximately $6.8 million of debt outstanding on the revolving credit facility.  During the third quarter of 2008, the Company repaid a net of $15.0 million of borrowings under its revolving credit facility.  At September 30, 2008, the Company had $144.4 million of total debt on its balance sheet and a debt, net of unrestricted cash, to total capitalization ratio of 24%.

Stock Repurchase Program Update

Cross Country Healthcare refrained from repurchasing its common stock during the third quarter of 2008 due to the timing of negotiations and subsequent completion of the MDA acquisition.  As of September 30, 2008, the Company can repurchase up to 1,441,139 shares of its common stock under the current authorization approved in February 2008.  Under this authorization, the shares may be repurchased from time-to-time in the open market subject to the terms of the Company’s credit agreement.  Such repurchases may be discontinued at any time at the discretion of the Company.  Pursuant to the terms of the Company’s credit agreement, as long as its debt leverage ratio (as defined in the Company’s credit agreement) is above 2 to 1 the Company cannot repurchase shares.  As of the end of the third quarter, the Company’s debt leverage ratio was approximately 2.15 to 1.  At September 30, 2008, the Company had approximately 30.8 million shares outstanding.

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Guidance for Fourth Quarter 2008

The following statements are based on current management expectations.  Such statements are forward-looking and actual results may differ materially.  These statements do not include the potential impact of any future mergers, acquisitions and other business combinations, any impairment charges, any significant legal proceedings or any significant repurchases of our common stock.

The Company expects revenue in the fourth quarter of 2008 to be in the $195 million to $199 million range and earnings per diluted share to be in the range of $0.15 to $0.17.  For the full-year, the Company expects 2008 revenue to be in the $723 million to $727 million range and earnings per diluted share to be in the range of $0.74 to $0.76.

Quarterly Conference Call

Cross Country Healthcare will hold a conference call on Monday, November 3rd at 10:00 a.m. Eastern Time to discuss its third quarter 2008 financial results.  This call will be webcast live by CCBN/Thomson and may be accessed at the Company's web site at www.crosscountryhealthcare.com or by dialing 877-917-1549 from anywhere in the U.S. or by dialing 312-470-7109 from non-U.S. locations – Passcode: Cross Country.  A replay of the webcast will be available through November 17th.  A replay of the conference call will be available by telephone from approximately noon on November 3rd until November 17th by calling 800-756-0131 from anywhere in the U.S. or 203-369-3001 from non-U.S. locations.

About Cross Country Healthcare

Cross Country Healthcare, Inc. is a leading provider of nurse and allied staffing services in the United States, a national provider of multi-specialty locum tenens (temporary physician staffing) services, a provider of clinical trials services to global pharmaceutical and biotechnology customers, as well as a provider of other human capital management services focused on healthcare. The Company has approximately 5,000 contracts with hospitals, healthcare providers, pharmaceutical and biotechnology customers, and other healthcare organizations.  Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com.  Shareholders and prospective investors can also register at the corporate website to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

In addition to historical information, this press release contains statements relating to our future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are subject to the “safe harbor” created by those sections. Forward-looking statements consist of statements that are predictive in nature, depend upon or refer to future events. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “estimates”, “suggests”, “seeks”, “will” and variations of such words and similar expressions intended to identify forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include, without limitation, the following: our ability to attract and retain qualified nurses, physicians and other healthcare personnel, costs and availability of short-term housing for our travel nurses and physicians, demand for the healthcare services we provide, both nationally and in the regions in which we operate, the functioning of our information systems, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients’ ability to pay us for our services, our ability to successfully implement our acquisition and development strategies, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, our ability to successfully defend the Company, its subsidiaries, and its officers and directors on the merits of any lawsuit or determine its potential liability, if any, and other factors set forth in Item 1A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and our other Securities and Exchange Commission filings made during 2008.

Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) we have correctly measured or identified all of the factors affecting our business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) our strategy, which is based in part on this analysis, will be successful. The Company undertakes no obligation to update or revise forward-looking statements. All references to “we,” “us,” “our,” or “Cross Country” in this press release mean Cross Country Healthcare, Inc., its subsidiaries and affiliates.

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For further information, please contact:

Howard A. Goldman

Director/Investor & Corporate Relations

Cross Country Healthcare, Inc.

Phone: 877.686.9779

Email: hgoldman@crosscountry.com

Cross Country Healthcare, Inc.

Consolidated Statements of Income

(Unaudited, amounts in thousands, except per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2008	2007	% Change	2008	2007	% Change

Revenue from services	$178,134	$185,124	(4%)	$528,336	$536,556	(2%)
Operating expenses:
Direct operating expenses	130,696	139,266	(6%)	390,081	408,606	(5%)
Selling, general and administrative expenses	33,475	31,486	6%	97,763	90,927	8%
Bad debt expense	203	––	ND	687	1,265	(46%)
Depreciation	1,789	1,370	31%	5,352	4,359	23%
Amortization	713	622	15%	2,029	1,361	49%
Legal settlement charge	––	––	––	-	34	ND
Total operating expenses	166,876	172,744	(3%)	495,912	506,552	(2%)
Income from operations	11,258	12,380	(9%)	32,424	30,004	8%
Other expenses:
Foreign exchange loss (gain)	(79)	59	(234%)	(119)	59	(302%)
Interest expense, net	788	808	(2%)	1,960	1,823	8%
Income before income taxes	10,549	11,513	(8%)	30,583	28,122	9%
Income tax expense	4,378	4,464	(2%)	12,191	10,810	13%
Net income	$6,171	$7,049	(12)%	$18,392	$17,312	6%

Net income per common share:
Basic	$0.20	$0.22	(9%)	$0.60	$0.54	11%
Diluted	$0.20	$0.22	(9%)	$0.59	$0.53	11%

Weighted average common shares outstanding:
Basic	30,710	31,954		30,842	32,041
Diluted	30,911	32,433		31,032	32,631

ND - Not determinable

Cross Country Healthcare, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, amounts in thousands)

	September 30, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$12,637	$9,066
Restricted cash	5,000	––
Accounts receivable, net	126,380	116,133
Deferred tax assets	6,472	6,172
Other current assets	18,962	17,768
Total current assets	169,451	149,139
Property and equipment, net	25,639	23,460
Trademarks, net	64,815	19,153
Goodwill, net	366,340	326,119
Other identifiable intangible assets, net	36,933	15,996
Debt issuance costs, net	2,910	424
Other long-term assets	1,254	1,017
Total assets	$667,342	$535,308

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$12,885	$10,203
Accrued employee compensation and benefits	39,015	26,102
Current portion of long-term debt	9,214	5,067
Income taxes payable	5,041	1,222
Other current liabilities	8,357	7,815
Total current liabilities	74,512	50,409
Long-term debt	135,194	34,385
Non-current deferred tax liabilities	49,767	49,547
Other long-term liabilities	9,117	10,530
Total liabilities	268,590	144,871

Commitments and contingencies

Stockholders' equity:
Common stock	3	3
Additional paid-in capital	237,093	245,844
Other stockholders' equity	161,656	144,590
Total stockholders' equity	398,752	390,437

Total liabilities and stockholders' equity	$667,342	$535,308

Cross Country Healthcare, Inc.

Segment Data (a)

(Unaudited, amounts in thousands)

	Three Months Ended September 30,			Nine Months Ended September 30
	2008	2007	% Change	2008	2007	% Change

Revenues:
Nurse and allied staffing	$128,910	$145,780	(12%)	$402,241	$433,497	(7%)
Physician staffing	10,831	––	ND	10,831	––	ND
Clinical trials services	25,414	26,164	(3%)	75,181	65,444	15%
Other human capital management services	12,979	13,180	(2%)	40,083	37,615	7%
	$178,134	$185,124	(4%)	$528,336	$536,556	(2%)

Contribution income (b)
Nurse and allied staffing	$14,332	$14,329	0%	$41,132	$39,385	4%
Physician staffing	928	––	ND	928	––	ND
Clinical trials services	3,755	5,064	(26%)	11,937	10,597	13%
Other human capital management services	1,589	1,639	(3%)	6,092	5,728	6%
	20,604	21,032	(2%)	60,089	55,710	8%

Unallocated corporate overhead	6,844	6,660	3%	20,284	19,952	2%
Depreciation	1,789	1,370	31%	5,352	4,359	23%
Amortization	713	622	15%	2,029	1,361	49%
Legal settlement charge	––	––	ND	––	34	(100%)
Income from operations	$11,258	$12,380		$32,424	$30,004

Cross Country Healthcare , Inc.

Other Financial Data

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net cash provided by operating activities (in thousands)	$13,760	$8,611	$40,932	$15,966

Nurse and allied staffing statistical data:
FTEs (c)	4,335	4,999	4,566	5,067
Weeks worked (d)	56,355	64,987	178,074	197,613
Average nurse and allied staffing revenue per FTE per week (e)	$2,287	$2,243	$2,259	$2,194

(a)

Segment data provided is in accordance with FASB Statement 131.

(b)

Defined as income from operations before depreciation, amortization, and corporate expenses not specifically identified to a reporting segment. Contribution income is a financial measure used by management when assessing segment performance.

(c)

FTEs represent the average number of nurse and allied contract staffing personnel on a full-time equivalent basis.

(d)

Weeks worked is calculated by multiplying the FTEs by the number of weeks during the respective period.

(e)

Average nurse and allied staffing revenue per FTE per week is calculated by dividing the nurse and allied staffing revenue by the number of week worked in the respective periods.  Nurse and allied staffing revenue includes revenue from permanent placement of nurses.